Exhibit (p)(8)

Coe Capital Management, LLC

Code of Ethics

March, 2012
{Amendment #__}

Cover letter from Managing Member/CCO/Management

March 01, 2012

In order to meet the requirements put forth by SEC Rule 204 A-1 (Release No. 275.204A-1)

Coe Capital Management, LLC has created the Following Code of Ethics.

Thank you,

Coe Capital Management, LLC

Execution Page

Effective immediately, this Code of Ethics (“COE”) supersedes or cancels all previous COEs and other directives pertaining to previous COEs. Pursuant to Coe Capital Management, LLC’s policy, each Access Person must read, understand, and agree to abide by the rules set forth herein and with the Coe Capital Management, LLC’s Policies & Procedures Manual. The rules set forth are based on applicable securities laws and regulations. Failure to comply may result in disciplinary action. By conforming to them, both in letter and in spirit, the Supervised Person (shall service his/her own best interest by serving the client’s best interest.

Date, sign, and return the attached Certification of this COE to the Chief Compliance Officer of Coe Capital Management, LLC. Be sure to maintain your copy of this COE for reference purposes.

Coe Capital Management, LLC:

Date:

Print Name

Managing Member

Date:

Print Name

Chief Compliance Officer

EXHIBIT I
Certification
of the
Coe Capital Management, LLC
Code of Ethics

Initial each paragraph:

_____	I certify that I have received a personal copy and have read the Code of Ethics dated March 01, 2012

_____	I certify that I will comply with these policies and procedures during the course of my employment or affiliation with Coe Capital Management, LLC.

_____	I agree to promptly report to the Chief Compliance Officer any violation, or possible violation, of the Policy of which I became aware.

_____	I understand that violation of the Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____

I certify that I have not and will not discuss material non-public information, particularly regarding client account holdings, with anyone who does not have a bona fide business need to know the information.

Print Name

Signature

Date

Signed copy will be retained in Coe Capital Management, LLC Compliance Department files.

Table of Contents

Introduction and Purpose	6
Standards of Conduct	6
Persons Covered by the COE	7
Personal Securities Transactions	7
Securities Covered by the COE	8
Material Non-Public Information (Insider information):	9
Review of Reports:	9
Conflicts of Interest	9
Confidentiality	10
Gifts and Gratuities	10
Political Contributions	11
Reporting Violations	11
Glossary of Terms	12

Introduction and Purpose

Clients of Coe Capital Management, LLC are entitled to expect high ethical standards of conduct in all of their dealings with us. Coe Capital Management, LLC strives to foster a culture that supports our ability to meet our clients’ expectations. To assist us in minimizing potential conflicts and prevent inappropriate activity by access persons of Coe Capital Management, LLC, we have developed a Code of Ethics.

Standards of Conduct

The following principals will be the foundation on which Coe Capital Management, LLC will build our reputation for being committed to ethical activities.

•

Integrity: Strong adherence to a strict code of moral values is the foundation of ethical behavior. The position of trust you are placed in mandates that you perform your duty according to the strictest codes of honesty and integrity. It is unacceptable to seek personal gain or advantage at the expense of a client.

•

Competence: This is a measure of a person’s ability to perform a duty. The duties you are required to perform include satisfying your clients’ needs and complying with all applicable laws and procedures. It is our desire to see that in obligating these duties, you employ and continually strive to achieve the utmost competence and good faith. Where necessary, this includes acquiring additional training to ensure competency and proficiency.

•

Professionalism: Crucial to proper business conduct is the ability to act in a professional manner. The professionalism presented to clients and the public speaks louder than any statement that can be made. Professionalism should provide those around you with a positive experience, which includes disclosing compensation that is received by CCM for its services. It is unprofessional to engage in any conduct, which reflects adversely upon yourself, your colleagues, Coe Capital Management, LLC, or the profession.

•

Fiduciary Duty: This capacity requires that when conducting business and dealing with clients, it is always the clients’ best interests that are served first. It is paramount that conflicts are disclosed and every effort is made to direct conflict situations to conclusions that benefit clients, based on their suitability.

•

Objectivity: When making decisions and providing advice, it is fundamental that you do so without distorting the facts by personal prejudices or feelings. Every effort should be made to ensure that decisions made and conclusions drawn are free from any and all emotional influences.

Persons covered by the COE are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To defraud such client in any manner;
b.	To mislead such client, including by making a statement that omits material facts;
c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
d.	To engage in any manipulative practice with respect to such client; or

e.	To engage in any manipulative practice with respect to securities, including price manipulation.

Furthermore, at all times persons covered by the COE must adhere to these specific provisions:

a.	At all times, the interests of the Firm’s clients must come first;
b.	Personal securities transactions must be conducted consistent with the Code.

The principles and provisions listed above should govern all conduct of Coe Capital Management, LLC employees, although more specific guidelines on conduct may be outlined below or in the Coe Capital Management, LLC “Policies and Procedures Manual” (“PPM”) or by consulting the Chief Compliance Officer (“CCO”).

Employees of CCM, whether Investment Advisor Representatives, Associated Persons, Independent Contractors and /or Access Persons are required to comply with all applicable city, state, and federal securities laws and the Coe Capital Management, LLC Policies and Procedures Manual(s). Additionally any other Access Persons (not employed by CCM) are still subject to all applicable city, state, and federal securities laws.

Persons Covered by the COE
For clarity, throughout the remainder of this COE, management, employees, Investment Adviser Representatives, independent contractors and any other access person will be referred to as “Supervised Persons”.

Because of the sensitive nature of client data, all supervised persons of Coe Capital Management, LLC who have access to material non-public information regarding companies, client holdings or recommendations given to clients, including directors, officers, employees, investment adviser representatives and all other access and/or supervised persons are required to adhere to the COE.

Portions of the COE, such as Personal Securities Transactions and handling of material non-public information, also extend to the trading activity of the immediate family, the spouse, children, and/or other family member(s) living in the same household or receiving material financial support from of the Supervised Person. In addition, the same provisions apply to any other account in which the Supervised Person has a direct or indirect beneficial interest (i.e. a Trust account).

Personal Securities Transactions
Supervised Persons agree to abide by the rules outlined in this code as well as the rules regarding personal securities trading set forth in the Policies and Procedures Manual.

Initial and Annual Holdings Reports:
Covered Persons must report all personal securities holdings to the Chief Compliance Officer or compliance designee (as described in the Coe Capital

Management, LLC Policies and Procedures Manual) at the time they become a Supervised Person and at least once per year thereafter (i.e. with an end of the year account statement). The report must be current as of a date not more than 45 days prior to submission.

Quarterly Reports:

Covered Persons are required to have reports of all personal securities transactions submitted to the Chief Compliance Officer or designee no later than 30 days after the end of each calendar quarter (April 30, July 31, October 31 or January 31).

The report must contain at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the access person submits the report.

In the event that CCM can obtain records of personal securities transactions of accounts in the form of Account Statements physically or electronically, additional reporting is not required by the Access Person.

There are two exceptions to personal securities transactions covered by the COE:

1.	Transactions effected pursuant to an automatic investment plan.

2.	Securities held in accounts over which the access person had no direct or indirect influence or control.

Securities Covered by the COE
All Covered Persons are required to submit reports for “reportable securities” in which the person has or acquires any direct or indirect beneficial ownership. A Covered Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Covered Person’s household.

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act of 1940, including:

•	Equity Securities including ETFs;
•	Options on securities, on indexes, and on currencies;
•	All kinds of limited partnerships;
•	Foreign unit trusts and foreign mutual funds; and
•	Private investment funds, hedge funds, and investment clubs.
•	Broad Market ETFs

CCM’s current policy only allows Supervised Persons to invest in ETFs and Open-end Mutual funds (where CCM does not act as an adviser to the fund). While CCM believes these two items appear to present little opportunity for improper trading, to help CCM maintain the high standard discussed in the COE, they are still subject to CCMs pre-approval procedures as outlined in CCMs “Policies and Procedures Manual” under Personal Securities Transactions. As the name implies, this procedure is completed before any transactions occur. Details of CCM preapproval procedure can be found in the PPM.

Per Rule 204A-1, Supervised Persons are required to obtain pre-approval prior to investing in an Initial Public Offering (“IPO”) or a Limited Offering (Limited Partnerships). Preapproval may be obtained through the Chief Compliance Officer or the appointed designee. Care should be taken in granting approval to ensure the Supervised Person is not misappropriating an investment opportunity that should first be offered to eligible clients. No Supervised Person shall pre-clear his/her own trades.

Material Non-Public Information (Insider information):
All Access Persons have the responsibility to promptly bring to the attention of the CCO any material non-public information of which he or she may become aware that may affect CCM’s normal business operations, investments, research, etc. Further, any access person in possession of material non-public information is prohibited from using such knowledge for his/her own benefit or share such information with others who may do the same. Failure to comply may result in disciplinary action. For further information regarding Material Non-Public Information, please refer to the “Insider Trading Procedures” in the PPM.

Review of Reports:
The initial, annual and quarterly reports submitted by a Supervised Person will be reviewed by the CCO periodically in order to identify improper trades or patterns, violations of Federal Securities Laws and/or the requirements of this Code of trading by Supervised Persons.

Conflicts of Interest
As a fiduciary, Coe Capital Management, LLC has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Individuals subject to the code must try to avoid situations that have even the appearance of conflict or impropriety.

Coe Capital Management, LLC utilizes the Form ADV Part 2 (“Brochure”) to disclose general conflicts of interest to clients. Specific conflicts to avoid include:

1.

Conflicts among Client Interests. Conflicts of interest may arise where Coe Capital Management, LLC or its supervised persons have reason to favor the interests of one client over another. Some examples include:

	•	Favoring larger accounts over smaller accounts;
	•	Favoring accounts in which employees have made material personal investments;
	•	Favoring accounts of close friends or relatives of supervised persons.

Favoritism of one account over another could constitute a breach of fiduciary duty.

2.

Competing with Client Trades. Supervised Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

3.

Personal Interest in a Security. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client prior to disclosing any material Beneficial Ownership, business or personal relationship or other material interest in the issuer or its affiliates.

Confidentiality
Supervised Persons are reminded of their responsibility under Regulation S-P to ensure the confidentiality of all client information, including client account holdings and recommendations, for current and former clients, is protected. All Access Persons are required to abide by CCMs “Privacy Procedures” detailed in the PPM.

Gifts and Gratuities
A Covered Person shall not accept or give, directly or indirectly, from or to any person or firm (other than Coe Capital Management, LLC) compensation of any nature, as a bonus, marketing reimbursement, commission, fee, contest prize, gratuity, excessive entertainment, loan, or other consideration, in connection with any securities transaction(s), in excess of $100.00 per year, without the prior permission of the Coe Capital Management, LLC Compliance Officer. Should a Covered Person receive a gift, they are required to adhere to the procedures outlined in the applicable Policies and Procedures Manual.

Political Contributions
In accordance with SEC Rule 206(4)-5 under the Investment Advisory Act of 1940, prohibiting an investment adviser from providing investment advisory services for compensation to a government entity within two years after a contribution to an official of the government entity is made by the investment adviser or any covered associate (supervised person) of the investment adviser. CCM has adopted a Pre-Clearance process applicable to all Supervised Persons under the COE. Specific details regarding the Policy can be found in the PPM section 11.3.12 Political Contributions.

Reporting Violations
Covered Persons are required to promptly report suspected violations of the COE to the Chief Compliance Officer. Reports of suspected violations may be directed through the Covered Persons supervisor, who is required to report all suspected violations to the CCO. All reported suspected violations of the COE will be investigated by the CCO or an appropriate designee. Any confirmed violation of the COE will be documented and reported to management of Coe Capital Management, LLC by the CCO.

Coe Capital Management, LLC’s Obligation to Protect Covered Persons Who Report Violations
Coe Capital Management, LLC respects the integrity of those who report possible violations of the COE and feels an obligation to protect reporters from possible retaliation. Instances of retaliation are considered a violation of the COE and could result in the same disciplinary sanctions as any other violation. These sanctions include (but are not limited to: Warning, Fine, Prohibitions on trading, suspension and/or possible termination. Coe Capital Management, LLC will take all measures available to protect the identity of persons who report possible violations of the COE. Should it be determined by Coe Capital Management, LLC that a person is reporting violations of the COE as a form of harassment against a Covered Person, the reporter may be found to have violated the COE and will be subject to sanctions (as described above).

Certification of Compliance
By signing and returning the attached Certification, Covered Persons agree to abide by the spirit of the Code of Ethics. Failure to comply may result in disciplinary action.

Additional Guidance
The CCO of Coe Capital Management, LLC is available to Covered Persons for guidance on application of the COE to specific situations. From time to time, the CCO may determine that continuing education for all Covered Persons or a specific group of Covered Persons may be necessary. In the event that an updated COE goes into effect, CCM will make the revised COE available to each supervised Person to read and may require a signed acknowledgement of receipt.

Glossary of Terms

1.	Access Person: Any Supervised Person (refer to Supervised Person below) and all Directors, Officers, and Partners (as applicable) of the company.

2.

Affiliate: Are (1) all of CCM’s officers, partners, or directors (or anyone in a similar capacity or performing the same functions); all persons directly or indirectly controlling or controlled by CCM; and all current employees.

3.

Automatic Investment Plan: means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre-determined schedule or allocation. An Automatic Investment Plan can include a dividend reinvestment plan or a “Direct Investment Plan” (Drip) account.

4.

Beneficial Ownership: Is applied as used in the same manner as described in section 16 of the Securities Exchange Act of 1934as amended and the rules and regulations thereunder. And in the broad sense can be described as any individual, group of individuals or entity that, either directly or indirectly enjoys the benefits, gains or profits of ownership. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

5.	Client: Any person who has entered an Investment Advisory Contract with CCM. Irrespective of whether or not CCM receives compensation for those services.

6.	Control: The power, directly or indirectly, to direct or “influence” the management or policies of a company whether through ownership of securities, by contract, or otherwise.

•	Each of the firm’s officers, partners, or directors exercising executive responsibility is presumed to be a control person.
•

A person is presumed to control a corporation if they have the ability to vote 25% or more of a corporation’s voting securities; or has the power to sell or direct the sale of 25% or more of a class of the corporation’s voting securities.

•	A person is presumed to control a partnership if the person has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the partnership.
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A person is presumed to control a limited liability company (“LLC”) if directly or indirectly has the right to vote 25% or more of a class of the interests in the LLC; has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the LLC, or is elected the manager of the LLC.

•	A person is presumed to control a trust if the person is a trustee or a managing agent of the trust.

7.	Employee: This term includes any person who is hired to provide services for CCM on a regular basis in exchange for compensation and does not provide these services as part of an independent business.

8.

Fiduciary: A person legally appointed and authorized to hold assets in trust for another person. The fiduciary manages the assets for the benefit of the other person rather than for his or her own profit.

9.

Federal Securities Laws: Refers to Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, Dodd-Frank Financial Regulatory Reform Bill of 2010, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

10.	Found: This term includes adverse final actions related to a review or investigation of a violation to the Code of Ethics or the Policies & Procedures Manual.

11.

Fraud: A deliberate deception practiced in order to secure unfair or unlawful gain or advantage. This may include misrepresentation (providing false information, withholding key information) and offering or acting on inside information.

12.

Initial Public Offering: Refers to an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

13.	Investment Adviser Representative: Any CCM employee who is also a registered Investment Adviser of the company.

14.

Limited Offering: Refers to an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of the Securities Act of 1933.

15.

Market Timing: means frequent buying or selling shares of the same mutual fund, or buying or selling mutual fund shares across different markets (or exchanges) in order to exploit inefficiencies in mutual fund pricing.

16.

Material Non-Public Information: Is also on occasion referred to as Insider Information and refers to Material information, about certain aspects of a company, that have not yet been made public but that may have (at least) a small impact on the company’s share price once released. It is illegal for holders of material insider information to use the information - however it was received - to their advantage in trading stock, or to provide the information to family members or friends so they can use it to benefit from the information.

17.	Related Security: Means any security convertible within sixty (60) days into a Security and any future or option on the Security.

18.	Security: means a security as defined in Section 202(a)(18) of the Advisers Act, as amended, except that it does not include:

•	direct obligations of the U.S. Government;

•	any security issued by a mutual fund (other than a mutual fund advised by CCM or an affiliate) or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds; and

•	any money market fund securities or money market instruments, including bankers’ acceptances, certificates of deposit, and commercial paper.

19.

Supervised Person: Any individual (including employees, part-time employees, independent contractors or third parties) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic information. The spouse, minor child, and any relative resident in the household of a person fitting the above description.

20.

Violation: Failure to follow, abide or conform to any of the steps, rules or standards of conduct set forth in the CCM “Code of Ethics” (COE). A breach can refer to failure to follow the “Code of Ethics” either in the letter or in the spirit (intent) of the COE.